ARTHUR
                                    ANDERSEN


April 6, 1998
                                                         Arthur Andersen LLP
Office of the Chief Accountant
Securities and Exchange Commission                       2700 Barnett Center
450 Fifth Street, N.W.                                   50 North Laura Street
Washington, DC 20549                                     Jacksonville, FL 32302
                                                         904 355 7521
                                                         904 632 4202 Fax




Dear Sir / Madam:

We have read Item 4 included in the Forms 8-K dated April 3, 1998, of HomeSide, Inc. and HomeSide Lending, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc:
Mr. Kevin D. Race